Exhibit 4.1

6.50% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST NUMBER	HERSHA HOSPITALITY TRUST A REAL ESTATE INVESTMENT TRUST ORGANIZED UNDER THE LAWS OF THE STATE OF MARYLAND	6.50% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST SHARES
SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION
CUSIP 427825 609

This certifies that         is the owner of              fully paid and non-assessable 6.50% Series D Cumulative Redeemable Preferred Shares of beneficial interest, $.01 par value per share, of Hersha Hospitality Trust (the “Trust”), transferable on the books of the Trust by the holder hereof in person or by the duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Articles of Amendment and Restatement of the Trust (the “Declaration of Trust”) and Bylaws of the Trust and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Trust has caused this Certificate to be executed on its behalf by its duly authorized officers.

DATED:

	(SEAL	)
TREASURER			PRESIDENT AND CHIEF OPERATING OFFICER

COUNTERSIGNED AND REGISTERED:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, As Transfer Agent and Registrar

By:
Authorized Signature

Dated:

HERSHA HOSPITALITY TRUST

The Trust will furnish to any shareholder, on request and without charges, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of beneficial interest which the Trust has authority to issue and, if the Trust is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and (ii) the authority of the Board of Trustees to set the relative rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust of the Trust, a copy or which will be sent without charge to each shareholder who so requests. Such request must be made to the Secretary of the Trust at its principal office.

The Series D Cumulative Redeemable Preferred Share evidenced by this certificate are subject to restrictions on transfer. Subject to certain further restrictions and except as provided in the Declaration of Trust of the Trust, no Person may (i) Beneficially or Constructively Own Common Shares in excess of 9.9% of the number of outstanding Common Shares of any class or series, (ii) Beneficially or Constructively Own Preferred Shares in excess of 9.9% of the number of outstanding Preferred Shares of any class or series, (iii) Beneficially Own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (iv) Beneficially Own Equity Shares that would result in the Trust being “closely held” under Section 856(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or (v) Constructively Own Equity Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s or the Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own Equity Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Equity Shares evidenced hereby will be transferred automatically to a Share Trust and shall be designated Shares-in-Trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. Such requests must be made to the Secretary of the Trust at its principal office or to the transfer agent.